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                                                                    EXHIBIT 10.3
                        PRODUCTION AND DELIVERY AGREEMENT


         This Agreement ("Agreement") is made and entered into this 31st day of March, 2000, but effective as of 7:00 a.m. on March 1, 2000, by and between ODESSA EXPLORATION INCORPORATED, a Delaware corporation, whose address is 6010 Highway 191, Suite 210, Odessa, Texas 79762 ("Seller"), and NORWEST ENERGY CAPITAL, INC., a Texas corporation, whose address is 500 West Texas Avenue, Midland, Texas 79701 ("Buyer").

         WHEREAS, by Conveyance of Production Payment of even date herewith from Seller to Buyer (the "Conveyance"), Buyer has purchased and acquired from Seller and Seller has sold and conveyed to Buyer a production payment interest in the Subject Interests described in Exhibit A hereto.

         NOW, THEREFORE, as a material inducement to cause Buyer to purchase the Production Payment and in consideration of the mutual benefits and obligations of the parties hereunder, Buyer and Seller have agreed, and hereby agree, as follows:

         1. DEFINITIONS. Each capitalized term used herein but not defined herein shall have the meaning given to it in the Conveyance.

         2. TAKING IN KIND; MARKETING. (a) The Hydrocarbons comprising a part of the Production Payment (the "Production Payment Hydrocarbons") shall be delivered to Buyer in kind or to the credit of Buyer, free of cost, at the Delivery Point.

                  (b) It is recognized and understood that the Production Payment Hydrocarbons are subject to the terms of product sales contracts described on Exhibit B attached hereto (such contracts, together with any amendments, renewals or extensions approved by Buyer pursuant to Subsection 2(c) hereof and any new or replacement contracts which Seller and Buyer may hereafter agree in writing are Existing Sales Contracts, the "Existing Sales Contracts"). It is the intention of Buyer and Seller that until Buyer gives Seller thirty (30) days prior written notice that Buyer intends to take all or any portion of the Production Payment Hydrocarbons in kind or enter into separate product sales contracts therefor, Seller shall deliver under the Existing Sales Contracts on behalf of and for the credit of Buyer all of the Production Payment Hydrocarbons during the remaining term of the Existing Sales Contracts and as any such term may be extended pursuant to paragraph
(c) of this Section 2 below, at the contract price and terms applicable thereto without deduction for nonperformance or noncompliance.

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                  (c) Seller shall not amend the Existing Sales Contracts
without Buyer's prior written consent, which consent shall not be unreasonably withheld. Other than for those periods of time which would allow Seller to cancel any such Existing Sales Contract upon thirty (30) days notice or unless Buyer consents in writing otherwise, which consent shall not be unreasonably withheld, Seller shall not renew or extend the Existing Sales Contracts. Upon Buyer giving Seller notice of Buyer's intention to take all or any portion of the Production Payment Hydrocarbons in kind or enter separate product sales contracts therefor pursuant to paragraph (b) of this
Section 2, Seller shall give such notices and take other actions, if any, as may be required or appropriate to cause the relevant Existing Sales Contracts not to be extended or renewed, but to expire at the end of their then respective current terms.

                  (d) All Production Payment Hydrocarbons shall be delivered to Buyer, or to Buyer's credit, into the facilities installed and maintained by the First Transporter or first purchaser located at the Delivery Point, currently as produced and saved, in its natural state after removal of other substances by conventional mechanical field separation facilities.

                  (e) All Production Payment Hydrocarbons that Buyer has elected to take in kind, if any, that is not made available to Buyer at the Delivery Point (and excluding any Production Payment Hydrocarbons to be sold pursuant to the Existing Sales Contracts) shall be marketed by Seller on behalf of Buyer and sold pursuant to arm's length contracts with parties not affiliated with Seller, containing terms negotiated by Seller as a prudent operator. Any such sale by Seller shall be subject always to the right of Buyer, upon notice to Seller, to separately dispose of all or any portion of such Production Payment Hydrocarbons and shall be only for such minimum periods of time (not to exceed one year) as are reasonably appropriate under the circumstances, unless Buyer consents in writing to a longer contract term.

                  (f) All proceeds received by Seller from the sale of Production Payment Hydrocarbons sold on behalf of Buyer pursuant to the terms hereof (which shall include any Production Payment Hydrocarbons sold pursuant to the Existing Sales Contracts) are received by Seller in trust for Buyer and shall be held in trust by Seller for Buyer; provided, however, Seller shall pay such proceeds by wire transfer to such account as Buyer shall have designated from time to time to Buyer within forty-five (45) days after the month of production; and provided further that in the event any proceeds received by Seller from the sale of Production Payment Hydrocarbons payable to Buyer are not received by Buyer within such period, interest shall thereafter accrue at an annual rate of twelve percent (12%), calculated on the basis of a three hundred sixty-five (365) day year, on the amount of said unreceived proceeds and shall be paid to Buyer at the time said proceeds are paid to Buyer.

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For all Gas comprising part of the Production Payment that is sold and for which proceeds are received by Seller pursuant to any Existing Sales Contract, Seller and Buyer agree that the amount payable to Buyer by Seller pursuant to this paragraph (f) shall be calculated using the actual quantity of Gas sold during the relevant month and for which proceeds are received by Seller and a price per MMBtu for West Texas-Waha as published in the first of the month publication for the month of production in Inside F.E.R.C.'s Gas Market Report. For all Oil comprising part of the Production Payment that is sold and for which proceeds are received by Seller pursuant to any Existing Sales Contract, Seller and Buyer agree that the amount payable to Buyer by Seller pursuant to this paragraph (f) shall be calculated using the actual quantity of Oil sold during the relevant month and for which proceeds are received by Seller and a price per Barrel for the month of production equal to the price per Barrel in an Existing Sales Contract that governs the sale of fifty percent (50%) or more of all of the Oil sold from the Subject Interests in such month; provided, however, if no one Existing Sales Contract governs the sale of fifty percent (50%) or more of all of the Oil sold from the Subject Interests for a month, the price per Barrel shall equal the unweighted average of the price per Barrel in those of the Existing Sales Contracts which govern the largest quantities of Oil sold and which cumulatively govern the sale of fifty percent (50%) or more of all Oil sold from the Subject Interests; and further provided, however, if the average of the daily price of West Texas Intermediate deemed 40 degrees (EDQ) posted by Koch Oil falls below $21.00 for a month (or if there is no such posting, then the daily average of the four highest postings for West Texas Intermediate deemed 40 degrees (EDQ)), the amount payable to Buyer shall be increased by $0.25 per Barrel for such month. Seller will diligently enforce the terms of all sales agreements under which Production Payment Hydrocarbons are sold on behalf of Buyer, including full and prompt payment of all amounts due from such sales. In the event of any late payment by any purchaser, Seller shall remit to Buyer any interest or penalties collected with respect to the sale of Production Payment Hydrocarbons. In the event Seller is in default in its obligations hereunder, and such default is continuing for fifteen (15) days after written notice from Buyer, Buyer shall have the right to direct the purchasers of any Production Payment Hydrocarbons to pay the proceeds thereof directly to Buyer by delivering to such purchasers the letters in lieu of transfer orders previously executed by Seller and held by Buyer. In the event of Seller's default as described above and in the event Buyer requests direct payment, Seller will cooperate in instructing the purchasers to pay such proceeds directly to Buyer and shall execute such additional instruments as may be necessary or appropriate in connection therewith.

         3. GATHERING AND TRANSPORTATION. Seller at its sole cost and expense shall gather or cause to be gathered all Production Payment Hydrocarbons at the wellheads where produced and transport the same to the Delivery Points, without any charge or deduction to Buyer for any costs attributable to preparing Hydrocarbons for delivery, and delivering same

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to the Delivery Points. Seller shall be in exclusive control and possession of the Production Payment Hydrocarbons gathered at the wellheads and responsible for any loss, damage or injury caused thereby until the same shall have been redelivered to Buyer, or to Buyer's credit, as herein provided.

         4. RATE OF PRODUCTION. Seller shall cause (or if Seller is not the operator, shall use its reasonable best efforts to cause) any wells now located or hereafter drilled on the lands covered by the Subject Interests (the "Subject Wells") to be prudently operated and produced in accordance with good engineering practices. Seller shall also use its reasonable best efforts to cause the Subject Wells to produce each day that quantity of Production Payment Hydrocarbons equal to its pro rata part of the Gas Subject Quantity and Oil Subject Quantity for such day.

         5. QUALITY REQUIREMENTS. All Production Payment Hydrocarbons delivered to Buyer, or to Buyer's credit, shall satisfy the quality requirements and specifications as set forth in the First Transporter's transportation agreements and/or published tariffs filed with the FERC for acceptance and transportation of Gas at each Delivery Point or as set forth in the first purchaser's agreements for acceptance and purchase of Oil, all without penalty or deduction for nonconformity, as the same may be modified from time to time. All costs and expenses of dehydrating, treating, and compressing Production Payment Gas to satisfy such quality requirements shall be borne and paid by Seller.

         6. PRESSURE. Seller shall deliver, or cause to be delivered, Gas comprising a part of the Production Payment at a pressure sufficient to deliver the same into the First Transporter's pipeline at each Delivery Point against the operating pressure of First Transporter's pipeline in existence from time to time. Seller shall inform Buyer, as often as may be necessary, of the delivery rate and pressure of such Gas delivered to Buyer or to Buyer's credit.

         7. OPERATION OF SUBJECT INTERESTS. Except to the extent that there is no material adverse effect as to the ownership or operation of the Subject Interests or Production Payment, at all times from the date hereof until the termination of the Production Payment, if Seller is the operator of the Subject Interests, Seller, at Seller's cost and expense, shall, (and in the event Seller is not the operator, Seller shall use its reasonable best efforts to cause the operator of such Subject Interests to):

                  (a) Cause the Subject Interests to be maintained in full force and effect, and to be developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike

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         manner as would a prudent operator (and without regard to the burden of the Production Payment), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations (including any and all duties arising under common law or applicable laws, rules or regulations relating to the protection or conservation of human health or safety or the environment), and shall otherwise comply with all applicable laws, rules and regulations;

                  (b) Pay, or cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Subject Interests or the production therefrom, and all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing or transporting of Hydrocarbons therefrom;

                  (c) Cause all wells, machinery, equipment and facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Hydrocarbons therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Production Payment), and all repairs, renewals, replacements, additions and improvements thereof or thereto, useful or needful to such end, to be promptly made;

                  (d) Give or cause to be given to Buyer written notice of every adverse claim or demand made by any person affecting the Subject Interests, the Hydrocarbons produced therefrom and/or the Production Payment in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Seller's expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Hydrocarbons produced therefrom and/or the Production Payment against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

                  (e) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character, other than (i) Taxes constituting a lien but not due and payable (except to the extent contested in good faith), and (ii) the Permitted Encumbrances;

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                  (f) Pay all Taxes when due and before they become delinquent
         (except to the extent contested in good faith), and reimburse Buyer for any Taxes paid by Buyer as a result of the Production Payment or the Production Payment Hydrocarbons or the production of same;

                  (g) Pay promptly when due and before they become delinquent all operating expenses and all billings under applicable joint operating agreements (except to the extent contested in good faith);

                  (h) Not (i) resign as operator of any of the Subject Interests operated by Seller or (ii) approve a successor operator of any of the Subject Interests, in each case until and unless a successor operator has been consented to in writing by Buyer, which consent shall not be unreasonably withheld;

                  (i) Maintain or cause to be maintained segregated storage facilities, tank batteries and receiving vessels for Oil comprising a part of the Production Payment unless (a) any Oil which does not comprise part of the Production Payment which is commingled therewith is continuously metered separately, and (b) any such Oil which does not comprise part of the Production Payment is gathered with and sold to the same first purchaser to whom the Oil comprising a part of the Production Payment is sold; and

                  (j) Not conduct any work or operation in any well-bore of a Subject Well, which work or operation is related to any horizon, zone, formation or interval not included in the Subject Interests, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

         8. INSURANCE; DAMAGE OR LOSS. (a) Seller shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers , insurance covering the Leases and all pipelines, wells, and facilities located thereon against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in operations of similar property. Such insurance shall name Buyer as an additional insured as Buyer's interests appear. Seller shall furnish certificates of such insurance to Buyer and shall obtain endorsements to such policies providing that the insurer will notify Buyer not less than thirty (30) days prior to the expiration or termination of such policy of insurance.

                  (b) In the event of any damage to or loss of any platform, pipeline, well, equipment or facility on the Leases, Seller (at no cost to Buyer) shall promptly redrill,

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rebuild, reconstruct, repair, restore or replace such damaged or lost property, unless to do so would not be economically feasible (without regard to the burden of the Production Payment, but taking into account insurance proceeds and recoveries).

         9. ABANDONMENT OF WELLS. (a) Until the termination of the Production Payment, Seller shall not (to the extent within its control), without first obtaining the written consent of Buyer, which consent shall not be unreasonably withheld, agree to the abandonment of any well heretofore or hereafter completed for production of Hydrocarbons on any of the lands covered by or attributable to the Subject Interests or agree to surrender, abandon or release any Lease or Subject Interest or any part thereof; provided, however, that, without the consent of Buyer:

                  (i) If and when, in Seller's reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Production Payment, a well becomes no longer capable of producing Hydrocarbons in paying quantities (without regard to the burden of the Production Payment) and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of such well by reworking, reconditioning, deepening, plugging back, or otherwise, Seller shall have the right to agree to abandon such well, subject to the provisions of Section 9(b) of this Agreement.

                  (ii) Subject to the provisions of Section 9(b), Seller shall have the right to surrender and release any Subject Interest or part thereof when, in the reasonable judgment of Seller exercised in good faith and as would a prudent operator not burdened by the Production Payment, there is no well located thereon which is capable of producing Hydrocarbons in paying quantities and the drilling of an additional well thereon would not, in Seller's reasonable opinion, be economically feasible (without regard to the burden of the Production Payment).

                  (b) Subject to prior rights granted to other parties under applicable contracts, before abandoning any well or surrendering or releasing any Subject Interest or part thereof, Seller shall offer to assign the same to Buyer upon Buyer's payment of the net salvage value (if any) attributable to Seller's interest therein and assumption of the obligations attributable to Seller's interest therein.

         10. DRILLING OF REPLACEMENT WELLS. Seller covenants and agrees that, in the event that any well now or hereafter completed for production of Hydrocarbons on any of the lands

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and waterbottoms covered by or attributable to the Subject Interests shall for any reason (other than depletion of the reserves otherwise recoverable from such well) be no longer capable of producing Hydrocarbons in paying quantities, Seller shall, to the extent within its control, promptly drill a well to replace such well, unless in Seller's reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Production Payment, the drilling of such replacement well would not be economically feasible.

         11. SELLER'S FINANCIAL CAPABILITY. At all times from the date hereof until the termination of the Production Payment,

                  (a) Seller will upon the execution of this Agreement, purchase and maintain in effect price hedging contracts which have a length of not less than two (2) years in volumes of Gas equal to at least seventy-five percent (75%) of the projected volumes of Gas attributable to the Subject Interests which do not comprise a part of the Production Payment and price hedging contracts which have a length of not less than two (2) years in volumes of Oil equal to at least seventy-five percent (75%) of the projected volumes of Oil attributable to the Subject Interests and which do not comprise a part of the Production Payment, and upon each anniversary of the execution of this Agreement, Seller will purchase and maintain in effect price hedging contracts for an additional year such that the hedged volumes are hedged for a period of two (2) years.

                  (b) Seller will not enter into any transaction of consolidation, merger or amalgamation; liquidate, wind up or dissolve (or suffer any liquidation or dissolution); or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property or business.

                  (c) Seller will not allow any account payable to be in excess of ninety (90) days past due, except such as are being contested in good faith.

                  (d) Seller will not directly or indirectly, enter into any transaction (including the sale, lease or exchange of property or the rendering of service) with Key Energy Services, Inc., its parent corporation ("Parent"), or any of its affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with an entity which was not an affiliate.

                  (e) Seller will not enter into any contract to provide services to Seller with Parent or any of its affiliates which is in excess of thirty (30) days without

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         the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                  (f) Seller will not make any material change in the character of its business, which is the management of, operation of, consulting about, drilling on and the acquisition and divestiture of oil and gas properties and equipment.

         12. INFORMATION. (a) At all times from the date hereof until the termination of the Production Payment, Seller, at its own expense, shall furnish to Buyer the following reports and information at the times indicated below.

                  (i) Within one hundred five (105) days after the end of each fiscal year of Parent, Seller shall furnish the most recent audited consolidated financial statements of Parent as of the end of and for such period, including a balance sheet and statements of income, stockholder's equity and cash flow, each of which shall have been prepared in accordance with generally accepted accounting principles, including consolidating schedules prepared in sufficient detail to present the separate financial position and results of operations of Parent (including all consolidated subsidiaries other than Seller) and Seller, together with the related consolidating eliminations and consolidated amounts for the latest fiscal year, and accompanied by a report of KPMG LLP or another firm of independent certified public accountants reasonably acceptable to Buyer stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion they fairly present the consolidated financial condition, results of operations and changes in the consolidated financial position of Parent in accordance with generally accepted accounting principles consistently applied.

                  (ii) Within sixty (60) days after the end of each fiscal quarter of Parent, Seller shall furnish the most recent unaudited consolidated financial statements of Parent as of the end of and for such period, including a balance sheet and statements of income, stockholder's equity and cash flow, each of which shall have been prepared in accordance with generally accepted accounting principles and accompanied by a certificate of the chief financial officer of Parent stating that such financial statements fairly present the consolidated financial condition, results of operations and changes in financial position of Parent in accordance with generally accepted accounting principles consistently applied, subject to changes resulting from year-end audit adjustments.

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                  (iii) Within sixty (60) days after the end of each fiscal
         quarter of Seller, Seller shall furnish the most recent unaudited financial statements of Seller as of the end of and for such period, including a balance sheet and statements of income, stockholder's equity and cash flow, each of which shall have been prepared in accordance with generally accepted accounting principles and accompanied by a certificate of the chief financial officer of Parent stating that such financial statements fairly present the financial condition, results of operations and changes in financial position of Seller in accordance with generally accepted accounting principles consistently applied, subject to changes resulting from year-end audit adjustments.

                  (iv) Annually on or before August 1 of each year (commencing August 1, 2000, Seller shall furnish an engineering report reasonably satisfactory to Buyer (together with Seller's internally prepared summary of such report), as of July 1 of such year prepared by an independent petroleum engineering consulting firm reasonably acceptable to Buyer, incorporating all current information and data available to Seller pertinent to the estimation of oil and gas reserves attributable to Subject Interests and setting forth the following:

                           (A) an estimation of the oil and gas reserves,
                  classified by appropriate categories, as of such date attributable to the Subject Interests (with that portion of such reserves attributable to the Production Payment and to Seller's interest in the Subject Interests (after giving effect to the Production Payment) being set forth separately in the internally prepared summary),

                           (B) a projection of the rate of production of, and
                  net income from, such reserves,

                           (C) a calculation of the present worth of such net
                  income discounted at a rate or rates designated from time to time by Buyer, and

                           (D) a schedule or complete description of all
                  assumptions, estimates and projections made or used in the preparation of such report, including without limitation estimated future product prices, capital expenditures, operating expenses and taxes.

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         Each such report shall be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, shall be based on such assumptions as to costs, product prices and similar factors as Buyer shall designate from time to time. Buyer shall be furnished a copy of any other reserve report prepared for Seller by any independent petroleum engineering firm covering the Properties.

                  (v) Within sixty (60) days from the end of each calendar quarter for operated Subject Interests (and ninety (90) days for non-operated Subject Interests), and at such other time as may be requested by Buyer, Seller shall furnish reports for such calendar quarter covering the expediency of any change in methods of treatment or operation of all or any Subject Wells and productive of Hydrocarbons, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or prolong the period of time required for liquidation of the Production Payment.

                  (vi) Within sixty (60) days from the end of each month for operated Subject Interests (and ninety (90) days for non-operated Subject Interests), Seller shall furnish a report for such month showing: (A) the gross production of Hydrocarbons from each Subject Well or Property, (B) the gross production of Hydrocarbons attributable to the Subject Interests (including any thereof used in lease operations), (C) the quantity of Hydrocarbons sold for Seller's account or taken in kind by Seller, (D) the quantity of Production Payment Hydrocarbons sold for Buyer's account, (E) the quantity of Production Payment Hydrocarbons delivered in kind to Buyer and disposed of by Buyer, (F) the Taxes, rentals and royalties paid by Seller on production from the Subject Interests (including the Production Payment) or deducted from or paid out of such proceeds (and upon request of Buyer, evidence of payment thereof), (G) the current status of any Gas imbalances, if any, affecting the Subject Interests, (H) the cumulative amount of Hydrocarbons remaining to be delivered pursuant to the Production Payment, and (I) the number of wells operated, wells drilled and wells abandoned.

                  (vii) Within sixty (60) days from the end of each month for operated Subject Interests (and ninety (90) days for non-operated Subject Interests), Seller shall furnish Buyer for such month a lease operating statement showing

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         gross and net volumes of Hydrocarbons produced and sold from the
         Leases, average sales prices, severance taxes, lease operating expenses, capital expenditure and any other revenues and expenses associated with each Lease.

                  (viii) Within forty-five (45) days from the end of each month, Seller shall furnish Buyer copies of all filings made during such month with the Texas Railroad Commission or any other state or federal agency which relate to the Subject Interests.

                  (ix) Upon request, Seller shall furnish Buyer copies of surface maps showing property lines and well locations, well logs, core analysis data, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Interests, Subject Wells and the production therefrom.

                  (x) Within thirty (30) days from the end of each calendar quarter, Seller shall furnish Buyer a certificate executed by an officer of Seller certifying that as of the end of such calendar quarter that to the best of his knowledge after reasonable investigation Seller is in compliance in all material respects with the terms of the Conveyance and this Agreement, or if not, specifying in reasonable detail any exceptions thereto.

                  (xi) Upon request, Seller shall furnish such other information as Buyer may reasonably request.

                  (b) Buyer shall have the right from time to time but not more often than once every fiscal quarter of Buyer to audit the books and records of Seller with respect to the Subject Interests. Such audits shall be conducted by Buyer so as to result in a minimum disruption in the ongoing business and affairs of Seller and shall be conducted during normal business hours at Seller's offices or at the offices where Seller maintains the records relating to the items set forth above. This right to audit shall be a free and unrestricted right, subject to limitations above set forth, and shall survive the termination of the Production Payment and for one (1) year thereafter. If, as a result of any such audit, it is determined that any amount is due Buyer as a result of the failure of Seller to properly deliver all Production Payment Hydrocarbons, or the proceeds thereof, to Buyer in accordance with the terms of the Conveyance and this Agreement, Seller shall pay Buyer the value of the Production Payment Hydrocarbons which Seller failed to deliver, or the proceeds which Seller failed to remit, together with interest at an annual rate of twelve percent (12%) calculated on the basis of a three hundred sixty-five (365) day year, from the date that such amount should have

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been delivered or paid in accordance with the terms of the Conveyance and this Agreement to the date of payment.

         13. ACCESS TO SUBJECT INTERESTS. Seller shall permit, or use its reasonable best efforts to cause the operator of the Subject Wells to permit, the duly authorized representatives of Buyer, at any reasonable time, but at Buyer's risk and expense, to make such inspection of the Subject Interests and the property, machinery, equipment and facilities used in the operation thereof as such representatives shall deem proper.

         14. REMEDIES OF BUYER; MORTGAGE AND SECURITY INTEREST. At any time and from time to time until the termination of the Production Payment, if Seller shall fail to perform or observe any of the material covenants or agreements provided herein or in the Conveyance to be performed or observed by Seller which results or in Buyer's reasonable good faith opinion would result in a material adverse affect to the Subject Interests or the Production Payment, Buyer, in addition to Buyer's right to recover damages and all other remedies available to Buyer at law or in equity, may, if such failure shall continue unremedied 30 days after written notice thereof is delivered to Seller (it being agreed that such 30-day grace period shall not apply in emergencies or situations where observing such grace period might, in the reasonable judgment of Buyer, result in a loss of rights or the incurrence of penalties or other damages):

                  (a) pay, or cause to be paid, any of the costs, expenses, Taxes or other amounts (which Taxes are not being contested in good faith by Seller) which Seller has agreed to pay under the Conveyance which have become delinquent, and be reimbursed on demand by Buyer for all amounts so paid or incurred, together with interest at the Floating Rate from the date of such payment until the date of reimbursement; and

                  (b) sell, on behalf and for the account of Seller, all of the Hydrocarbons attributable to Seller's interest in the Subject Interests and apply the proceeds thereof to any amount owed by Seller hereunder; and

                  (c) setoff any amount owed by Seller or its affiliates to Buyer or its Affiliates against any amount owed to Seller hereunder; and

                  (d) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Interests and the Hydrocarbons produced therefrom.

         In order to secure payment of all amounts advanced or paid by Buyer under this Section 14 and to secure performance by Seller of all of its other obligations under this Agreement and the Closing Agreement of even date herewith between Seller and Buyer, as such agreements may be modified or amended from time to time, (all of such payment and performance obligations being hereinafter collectively referred to as the "Obligations"), Seller does hereby mortgage, grant, affect and hypothecate to Buyer, and grant to Buyer a lien and security interest in all of Seller's interest in the Subject Interests (all of which Subject Interests are more fully described in the exhibits attached to this Agreement and any amendments or modifications to this Agreement executed from time to time) and all of Seller's equipment, fixtures, inventory, goods, accounts, contracts rights and general intangibles, whether presently existing or to arise in the future, now owned or hereafter acquired, insofar as the same are (x) located on the leases more fully described in the exhibits to this Agreement and any amendments or modifications to this Agreement executed from time to time (the "Leases"), or
(y) are used in connection with, or relate to the ownership or operation of, the Leases or Subject Interests, or (z) arise out of the sale or other conveyance of oil, gas or other minerals produced and saved from the Leases relating to the Subject Interests, together with any and all products and proceeds of any of the foregoing. The security interest perfected hereby will attach to minerals, including oil and gas, at the wellheads and to accounts resulting from the sale thereof, at the wellheads located on the Leases. The mortgage, lien and security interest granted hereby shall be subject only to the Permitted Encumbrances and Seller shall not create or suffer to exist any mortgage, lien and security interest superior to those granted hereby, except for the Permitted Encumbrances. The mortgage, lien and security interest granted pursuant hereto is granted pursuant to the laws of the State of Texas, and Buyer shall be entitled to exercise all of the rights and remedies of a mortgagee and secured party under the laws of the State of Texas in the event of any default by Seller in the performance or payment (as applicable) of the Obligations.

         Any purchaser of Hydrocarbons from or attributable to the Subject Interests is authorized to make payment to the Buyer out of the Hydrocarbons attributable to Seller's interest in the Subject Interests for any amount which Buyer shall certify to such purchaser that it has paid and which Seller is obligated to pay hereunder. Any insurer is authorized to make payment to the Buyer of proceeds of insurance described in Section 8(a) hereof for any amount which Buyer shall certify to such insurer that it has expended in redrilling, rebuilding, reconstructing, repairing, restoring or replacing damaged or lost property which Seller has failed or refused to do promptly pursuant to Section 8(b) hereof. Seller hereby designates Buyer as its agent and attorney in fact to execute any instruments which may be necessary or appropriate, including without limitation designations of operator, to enable Buyer to exercise its rights under this Section 14. This designation and appointment shall be irrevocable as long as the Production Payment remains in effect.

         15. NOTICES. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

                  If to Seller, addressed to:

                           Odessa Exploration Incorporated
                           6010 Highway 191, Suite 210
                           Odessa, Texas 79762
                           Attn:  D. Kirk Edwards
                           Telecopy:  (915) 550-0544

                  With a copy to:

                           Key Energy Services Inc.
                           Two Tower Center, 20th Floor
                           East Brunswick, New Jersey 08816
                           Attn:  General Counsel
                           Telecopy:  (732) 247-5148

                  If to Buyer, addressed to:

                           Norwest Energy Capital, Inc.
                           500 West Texas Avenue
                           Midland, Texas 79701
                           Attention:  Mark D. McKinney
                           Telecopy:   (915) 685-5441

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

         16. PURCHASE OF PRODUCTION PAYMENT. Seller may repurchase the Production Payment from Buyer for an amount equal to the sum of:

          (a) an amount which when added to the product of the volume of Production Payment Hydrocarbons delivered or sold (and for which proceeds have been received by Seller and paid to Buyer) times the price per month set forth in Exhibit C attached hereto and made a part hereof equals the sum of (x) $19,435,000.00 plus (y) an amount sufficient to provide a twelve percent (12%) internal rate of return for the period from the effective date of the Production Payment to the effective date of any such repurchase (for purposes of making such internal rate of return calculation, each payment shall be deemed to have been made on the last day of the month during which it was paid or received); plus

          (b) so long as Buyer does not engage in any price hedge transactions with respect to Production Payment Hydrocarbons that do not comply with commodity derivative policies of Wells Fargo Bank, N.A., all costs and penalties, if any, incurred by Buyer in terminating any price hedge agreements entered into by Buyer with respect to Hydrocarbons comprising a part of the Production Payment (any gain resulting from any such termination shall be for the credit of Buyer); plus

         (c) all legal costs incurred by Buyer in connection with the sale of the Production Payment to Seller.

         17. INDEMNITY. It is understood and agreed that under neither this Agreement nor the Conveyance does Buyer assume or shall Buyer ever be liable or responsible in any way for the payment of any costs, expenses or liabilities incurred in connection with developing, exploring, drilling, equipping, testing, operating, producing, maintaining or abandoning the Subject Interests or any well or facility thereon or storing, handling, treating or transporting to each Delivery Point production therefrom. Seller shall fully defend, protect, indemnify and hold Buyer, its successors and permitted assigns, its general partners and limited partners and its and all such partners' officers, employees, representatives and agents harmless from and against any and all claims, demands, suits and causes of action of every kind and character, including reasonable attorneys' fees and costs of defense, which may be made or asserted by any third party or governmental agency or entity, or by Seller, Seller's employees, agents, contractors and subcontractors and their employees and agents, on account of personal injury, death or property damage (including, without limitation, claims for pollution and environmental damage), any civil or criminal fines or penalties and any causes of action alleging statutory liability, relating to, arising out of, or in any way incidental to the Subject Interests, the wells and facilities thereon or used in connection therewith, the operation thereof and the production therefrom (including, without limitation, rentals, royalties and taxes thereon), WHETHER THROUGH AN ACT OR OMISSION OF BUYER OR ANY OTHER PARTY HERETO OR OTHERWISE, AND WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF BUYER OR ANY OTHER PERSON OR ENTITY INDEMNIFIED HEREUNDER. This indemnity shall apply, without limitation, to any liability imposed upon any party indemnified hereunder as a result of any statute, rule, regulation or theory of strict liability.

         18. SUCCESSORS AND PERMITTED ASSIGNS. All the covenants and agreements of Seller and Buyer herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of Seller's interest in the Subject Interests and Buyer's interest in the Production Payment, and shall inure to the benefit of Seller, Buyer, and their respective successors and permitted assigns and shall be enforceable by their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyance regarding assignments, transfer or pooling of Seller's interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Seller in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Buyer, or Buyer's successors and assigns, shall not partially transfer, sell, convey, assign or mortgage their respective rights or obligations hereunder to any third party without the prior written consent of Seller. Nothing contained in this instrument or in the Conveyance shall in any way limit or restrict the right of Buyer, or Buyer's successors and assigns, to transfer, sell, convey, assign or mortgage all of the Production Payment and all of the respective rights or obligations hereunder appertaining thereto without the consent of Seller. If Buyer, or Buyer's successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Production Payment as security for any obligation, the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon Buyer, and to give or withhold all consents herein required or permitted to be obtained from Buyer.

         19. DAMAGES. It is recognized that Buyer will look solely to the Production Payment Hydrocarbons for satisfaction and discharge of the Production Payment, and that Seller is not personally liable for the payment and discharge thereof. However, the foregoing provision shall not relieve Seller of any obligations under this Agreement or any obligation to respond in damages for any breach of any of the provisions hereof or of the Conveyance.

         20. COST OF LITIGATION. In the event of a breach of this Agreement, or if a dispute arising hereunder is not resolved by mutual agreement, and either party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

         21. ENTIRE AGREEMENT; AMENDMENTS; WAIVER. This Agreement, the Conveyance and that certain Closing Agreement of even date herewith constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede and replace any and all prior or contemporaneous agreements, understandings, representations or warranties by or between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         22. HEADINGS. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         23. COUNTERPART EXECUTION. This Agreement is executed in multiple counterparts. For recording purposes, various counterparts have been executed, and there may be attached to each such counterpart an Exhibit A containing only the description of the Subject Interests, or portions thereof, which relates to the county in which the particular counterpart is to be recorded. Each of the counterparts hereof so executed shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A complete counterpart of this instrument shall be recorded in the records of the County Clerk of Midland County, Texas and a complete counterpart of this instrument may be obtained from Seller or Buyer.

         24. PARTIAL INVALIDITY. Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement.

         25. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         26. NO THIRD-PARTY BENEFICIARY. This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.




         EXECUTED in multiple originals on the date first set forth above.

                                            SELLER:

                                               ODESSA EXPLORATION INCORPORATED


                                               By: /s/ D. Kirk Edwards
                                                   ---------------------
                                                       D. Kirk Edwards
                                                       President

                                            BUYER:

                                               NORWEST ENERGY CAPITAL, INC.



                                               By: /s/ Mark D. McKinney
                                                   ---------------------
                                                       Mark D. McKinney
                                                       Senior Vice President
EXHIBITS:
A  -  Subject Interests
B  -  Existing Sales Contracts

STATE OF TEXAS             Section
                           Section
COUNTY OF HARRIS           Section

                  BEFORE ME, the undersigned authority, on this day personally appeared D. Kirk Edwards, President of Odessa Exploration Incorporated, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, as the act and deed of such corporation, and in the capacity therein stated.

                  GIVEN UNDER MY HAND AND SEAL OF OFFICE this 31st day of March, 2000.

                                                /s/ LindaAnn Wyman
                                               -------------------------------
                                               Notary Public in and for
                                               the State of Texas
My Commission Expires:
February 26, 2002                                LindaAnn Wyman
----------------------                         -------------------------------
                                               (Printed Name of Notary Public)

STATE OF TEXAS             Section
                           Section
COUNTY OF HARRIS           Section

                  BEFORE ME, the undersigned authority, on this day personally appeared Mark D. McKinney, Senior Vice President of Norwest Energy Capital, Inc., a Texas corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, as the act and deed of such corporation, and in the capacity therein stated.

                  GIVEN UNDER MY HAND AND SEAL OF OFFICE this 31st day of March, 2000.

                                                 /s/ LindaAnn Wyman
                                                ------------------------------
                                                Notary Public in and for
                                                the State of Texas
My Commission Expires:
February 26, 2002                                LindaAnn Wyman
----------------------                         -------------------------------
                                                (Printed Name of Notary Public)